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                                                                   EXHIBIT 11.3


                       PROGENICS PHARMACEUTICALS, INC.
              PRO FORMA STATEMENT OF COMPUTATION OF LOSS PER SHARE



                                                 Year Ended         Nine Months
                                                December 31,    Ended September 30,
                                                    1995               1996
                                               -------------    -------------------

PRO FORMA IN ACCORDANCE
  WITH THE SECURITIES AND
  EXCHANGE COMMISSION
  STAFF ACCOUNTING
  BULLETIN NO. 64


Net loss                                       $ (4,503,496)    $ (3,481,574)
                                               -------------    -------------
                                               -------------    -------------

Weighted average number
  of common shares
  outstanding                                     2,294,675        2,294,675


Shares issuable upon
  assumed conversion
  of preferred stock                              4,259,878        4,259,878

Shares issuable upon
  exercise of outstanding
  options and warrants                              355,687          355,687


Shares assumed to be
  repurchased under the
  treasury stock method                            (775,519)        (775,519)
                                               -------------    -------------

Weighted average number
  of common shares used
  in computing per share data                     6,134,721        6,134,721
                                               -------------    -------------
                                               -------------    -------------

Net loss per share                             $      (0.73)    $      (0.57)
                                               -------------    -------------
                                               -------------    -------------
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